Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LOTTERY.COM INC.

The present name of the corporation is Trident Acquisitions Corp. (the “Corporation”). The Corporation was incorporated under the name “Trident Acquisitions Corp.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on March 17, 2016. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 29, 2018. The First Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 27, 2019 (the “First Amendment”). The Second Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2020 (the “Second Amendment”). The Third Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 1, 2020 (the “Third Amendment”). The Fourth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 2020 (the “Fourth Amendment”). This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Amended and Restated Certificate of Incorporation, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, is hereby amended, integrated and restated to read in its entirety as follows:

Article I
NAME

The name of the Corporation is Lottery.com Inc.

Article II
REGISTERED OFFICE AND AGENT

The registered office of the Corporation is to be located at c/o Corporation Trust Company 1209 Orange Street in the City of Wilmington, in the County of New Castle, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

Article IV
CAPITAL STOCK

Section 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 501,000,000, which shall be divided into two classes as follows:

500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”); and

1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Section 2. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V
BOARD OF DIRECTORS

Section 1. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees or agents arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees or agents governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Article X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI, XIV of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article XI
DGCL SECTION 203 and business combinations

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Solely for purposes of this Article XI only, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article XI is not applicable to the surviving entity;

b.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article XI; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article XI.

6.	“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.	“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.	has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“Principal Stockholder” means Anthony DiMatteo or Matthew Clemenson, or investment funds affiliated with or advised by Anthony DiMatteo or Matthew Clemenson, and their successors.

12.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XI to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

Article XII
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Second Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XIII
DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

Article XIV
REGULATORY COMPLIANCE

Section 1. Solely for purposes of this Article XIV, the following terms shall have the meanings specified below:

(a)  “Affiliate” shall mean a Person who, directly or indirectly, controls, is controlled by or is under common control with, a specified Person. For the purpose of this Section 1(a) of Article XIV, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(b)  “Applicable Jurisdiction” shall mean any jurisdiction, domestic, foreign and tribal, and their political subdivisions, in which the Lottery Business is or may be conducted including, without limitation, all jurisdictions in which the Corporation or any of its Affiliates currently conducts or may in the future conduct the Lottery Business.

(c)  “Applicable Laws” shall mean all laws, statutes, ordinances, rules and regulations pursuant to which any Regulatory Authority possesses regulatory and licensing authority over the Lottery Business within any Applicable Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Regulatory Authority thereunder.

(d)  “Disqualified Holder” shall mean any record or beneficial holder of the Corporation’s Securities or an Affiliate thereof who or that (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any Regulatory Authority, (ii) is denied or disqualified by any Regulatory Authority from receiving or holding any Regulatory Approval, (iii) is determined by a Regulatory Authority or by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, to be disqualified or unsuitable to Own or Control any Securities or to be associated or affiliated in any capacity with the Corporation, its Affiliates, or the Lottery Business in any Applicable Jurisdiction, (iv) causes the Corporation or any of its Affiliates to lose or to be threatened with the loss of any Regulatory Approval, or (v) is deemed likely by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, by virtue of such Person’s Ownership or Control of Securities or association or affiliation with the Corporation or its Affiliates, to jeopardize, impede, impair or adversely affect the ability of the Corporation’s or any of its Affiliates to obtain, maintain, hold, use or retain any Regulatory Approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any Regulatory Approval.

(e)  “Fair Value” means, with respect to any Securities to be redeemed or sold under this Article XIV, the fair value of such Securities as of the date of the Redemption Notice as determined in good faith by the Board using customary and current valuation concepts and techniques then generally employed for businesses similar to the Company and taking in consideration such records of the Corporation and such information, opinions, reports or statements presented to the Board by any of the Corporation’s officers, employees or financial advisors, or committees of the Board (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability, minority status or otherwise), as the Board deems, in its sole discretion, to be relevant and pertinent to such determination.

(f)  “Lottery Business” shall mean the business and activities of the Corporation and its Affiliates.

(g)  “Own or Control,” “Owned or Controlled” or “Ownership or Control” (when those terms are used together) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement contract, agency or other manner.

(h)  “Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the Securities Owned or Controlled by a Disqualified Holder are to be redeemed by the Corporation.

(i)  “Redemption Notice” shall mean that notice of redemption given by the Corporation to a Disqualified Holder pursuant to this Article XIV. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such chares shall be surrendered for payment and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(j)  “Redemption Price” shall mean the price per share to be paid by the Corporation for the Securities to be redeemed pursuant to this Article XIV, which shall be equal to the average closing sale price per share of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Redemption Notice, or, if such Securities are not so listed or traded, the Fair Value of such Securities. The Redemption Price may be paid in cash, by promissory note, or a combination of both as required by the applicable Regulatory Authority and, if not so required, as the Board determines in its sole discretion. If a promissory note is issued for all or a portion of the Redemption Price, in addition to such other terms and conditions as the Board determines necessary or advisable, such note shall contain any or all of the following terms and conditions: (i) subordination provisions to comply with any law or regulation applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, or acceleration of any loan, promissory note, mortgage, indenture, line of credit of other debt or financing agreement of the Corporation or any Affiliate of the Corporation, (ii) the right to prepay without penalty, (iii) a maturity date as determined by the Board in its sole discretion; provided, however, that in no event shall the term be greater than ten (10) years after the Redemption Date, (iv) interest on the unpaid principal payable annually in arrears as determined by the Board in its sole discretion; provided, however, that in no event shall such interest rate be less than three percent (3%) per annum, (iv) the right of the Corporation to withhold payment in the event of a default under any other indebtedness of the Corporation, (v) restrictions on transfer of such note by the Disqualified Holder, and (vi) the right of set-off.

(k) “Regulatory Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements required to be obtained from or issued by a Regulatory Authority for or relating to the conduct by the Corporation or any of its Affiliates of the Lottery Business under Applicable Law.

(l)  “Regulatory Authority” shall mean any federal, state, provincial, tribal, local and other governmental, regulatory and licensing body, authority, commission, department, board and agency with regulatory or supervisory control, authority or jurisdiction over the Lottery Business within any Applicable Jurisdiction

(m)  “Securities” shall mean shares of the capital stock of the Corporation as described in Article IV hereof, or bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

Section 2. The Securities Owned or Controlled by a Disqualified Holder shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the Board, to the extent deemed necessary or advisable by the Board. If a Regulatory Authority requires the Corporation, or the Board deems it necessary or advisable, to redeem any such Securities, the Corporation shall deliver a Redemption Notice to the Disqualified Holder and shall purchase on the Redemption Date the number and type of Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice.

Section 3. Commencing on the date that a Regulatory Authority serves notice of a determination of disqualification or unsuitability or the Board determines that a Person is a Disqualified Holder, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not a Disqualified Holder, neither the Disqualified Holder nor any Affiliate thereof shall be entitled to: (i) exercise directly or indirectly any voting rights conferred by such Securities or otherwise participate in the management of the business and affairs of the Corporation or its Affiliates, (ii) receive any dividends or share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Corporation or its Affiliates, other than payment for the redemption of the Securities as set forth i this Article XIV, or (iii) receive any remuneration in any form from the Corporation or any of its Affiliates, for services rendered or otherwise.

Section 4. The Disqualified Holder shall execute and deliver such documents and instruments as are reasonably necessary to complete the redemption of Securities, including those necessary to convey the Securities to the Company free and clear of any and all liens, claims and encumbrances. No redemption of Securities shall be effectuated pursuant to this Article XIV without the receipt of any Regulatory Approvals required therefor. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Disqualified Holder shall cease to be a stockholder with respect to such Securities and all rights of such Disqualified Holder therein, other than the right to receive the Redemption Price, shall cease. The Disqualified Holder shall surrender all certificates representing any Securities to be redeemed in accordance with the requirements of the Redemption Notice.

Section 5. All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given personally or by telegram, facsimile, telex or cable.

Section 6. Any Disqualified Holder shall indemnify and hold harmless the Corporation and its Affiliates for any and all losses, costs and expenses, including attorney’s fees, incurred by the Corporation and its Affiliates as a result of, or arising out of, such Disqualified Holder’s (a) continuing, purported or asserted Ownership or Control of Securities, (b) neglect, refusal or other failure to comply with the provisions of this Article XIV, or (c) failure to promptly divest itself of any Securities when required by the Board under this Article XIV or by any Regulatory Authority.

Section 7. The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article XIV and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring and holding the Securities of the Corporation, that the failure to comply with this Article XIV will expose the Corporation to irreparable injury for which there is not adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.

Section 8. The Corporation’s rights of redemption provided in this Article XIV shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, any provision of the Bylaws or otherwise.

Section 9. Nothing contained in this Article XIV shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliates from the denial or threatened denial or loss or threatened loss of any Regulatory Approval of the Corporation or any of its Affiliates. Without limiting the generality of the forgoing, the Board may conform any provisions of this Article XIV to the extent necessary to make such a provision consistent with Applicable Laws. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is a Disqualified Holder and for the orderly application, administration and implementation of the provisions of this Article XIV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation or any of its Affiliates and with the transfer agent, if any, of the Corporation and any of its Affiliates, and shall be made available for inspection by the public and, upon request mailed to any holder of Securities. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, that the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 10. If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.

Section 11. Except as may be required by any Applicable Law or any Regulatory Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this Article XIV in any instance in which the Board determines that a waiver would be in the best interests of the Corporation. The Board may terminate any rights of the Corporation or restrictions set forth in this Article XIV to the extent that the Board determines that any such termination is in the best interests of the Corporation. Except as may be required by a Regulatory Authority, nothing in this Article XIV shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by a Disqualified Holder.

Article XV
LOCKUP

Section 1. Subject to Section 2 of this Article XV, Lock-up Shares held by any Locked-up Holder shall not be Transferred until the end of the Lock-up Period (the “Lock-up”). Certificates representing Lock-up Shares shall bear an appropriate legend indicating the restrictions on Transfer imposed by this Section 1 of Article XV. If any Lock-up Shares are uncertificated, notice of such legend shall be given in accordance with applicable law.

Section 2. Notwithstanding the provisions set forth in Section 1 of this Article XV, the Locked-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or immediate family members of the Corporation’s officers or directors, or (C) the other Locked-up Holders or any direct or indirect partners, members or equity holders of the Locked-up Holders, any affiliates of the Locked-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a dissolution, liquidation, merger, consolidation, share exchange, reorganization, recapitalization, or tender or exchange offer or other similar transaction that, in each case, has been approved by the Board or any committee thereof and, if consummated by its terms, would result in all shares of Common Stock being converted into (or into the right to receive), or being exchangeable or exercisable for, cash, securities or other property; provided, however, that in the case of clauses (i)-(v), it shall be a condition to any such Transfer that the Permitted Transferee to whom the Lock-up Shares are Transferred shall have agreed in writing to be bound by the restrictions on Transfer of the Lock-up Shares so Transferred set forth in Section 1 of this Article XV as a Locked-up Holder. Any purported Transfer in violation of this Article XV shall be null and void ab initio, and the Corporation shall not be obligated to recognize such purported Transfer for any reason.

Section 3. Notwithstanding the other provisions set forth in this Article XV, the Board may, in its sole discretion, determine to waive, amend, or repeal any of the restriction on transfer set forth herein; provided, that any amendment that would extend the period of transfer restrictions applicable to the Lock-up Shares shall require the written consent of the holders of the Lock-up Shares.

Section 4. Solely for purposes of this Article XV, the following terms shall have the meanings specified below:

(a) “Business Combination” shall mean the transactions contemplated by that certain Business Combination Agreement, dated February 21, 2021, by and among Trident Acquisitions Corp., Trident Merger Sub II Corp. and AutoLotto, Inc.;

(b) “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin;

(c) “Lock-up Period” shall mean the period beginning on the closing date of the Business Combination and ending on the date that is 180 days after the closing date of the Business Combination;

(d) “Lock-up Shares” shall mean the shares of Common Stock issued by the Corporation after the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation as consideration in the Business Combination; provided, however, that “Lock-up Shares” shall not include shares of Common Stock issued in connection with an equity award (including restricted shares, restricted stock units, stock options, or similar awards) issued pursuant to any equity incentive plan of the Corporation to directors, officers or employees of the Corporation upon or after the closing of the Business Combination;

(e) “Locked-up Holders” shall mean the holders of Lock-up Shares;

(f) “Permitted Transferee” shall mean, in relation to any Locked-Up Holder, any person or entity to whom such Locked-up Holder is permitted to Transfer Lock-up Shares pursuant to Section 2 of this Article XV; and

(g) “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (whether by merger, consolidation, division or otherwise), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

* * * *

IN WITNESS WHEREOF, Vadim Komissarov, the Chief Executive Officer of the Corporation, has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 29th day of October, 2021.

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	Chief Executive Officer